AMENDED AND RESTATED

SHARE PURCHASE AGREEMENT

DATED: 19 NOVEMBER 2004

BETWEEN

GOLD FIELDS N.L.

AND

RESOLUTE LIMITED

AND

GOLDBELT RESOURCES LTD

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made on and dated for reference 19 November, 2004.

BETWEEN:

ASSOCIATED GOLD FIELDS N.L.
ACN 002 044 528
P.O. Box 7232 Cloister Square
Perth, Western Australia 6850
Fax No. 61 8 9322 7597

(hereinafter referred to as "AGF")

OF THE FIRST PART

RESOLUTE LIMITED
ACN 009 069 014
P.O. Box 7232 Cloister Square
Perth, Western Australia 6850
Fax No. 61 8 9322 7597

(hereinafter referred to as "Resolute")

OF THE SECOND PART

AND

GOLDBELT RESOURCES LTD
P.O. Box 752
Denver, Colorado 80201
Fax no. 303 979 7819

(hereinafter referred to as "Goldbelt")

OF THE THIRD PART

WHEREAS:

A.         AGF is the registered holder and beneficial owner of the whole of the RWA Shares.

B.          RWA is the beneficial owner of all of the RWASA Shares, which shares are registered in the name of the following persons:

(1)         Resolute (West Africa) Limited – 540 shares of FCFA 10,000;

(2)        Oscar Aamodt – 360 shares of FCFA 10,000; and

(3)        Richard Lockwood – 100 shares of FCFA 10,000.

C.          RWA is indebted to Resolute for the RWA Debt.

D.          RWA and RWASA are the registered holders, or are entitled to become the registered holders, of the Mineral Properties.

E.          The Vendors wish to sell to Goldbelt, and Goldbelt wishes to acquire, the Assets.

F.          The parties have entered into an agreement dated January 30, 2004 which is to be amended and restated as set out herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and mutual covenants and agreements contained herein, the parties covenant and agree each with the other as follows:

1.          DEFINITIONS AND INTERPRETATION

1.1        In this Agreement unless the context otherwise requires, the following words and expressions have the following meanings:

(1)         "Aamodt RWASA Share Transfer Form" means a share transfer form under which 360 shares of FCFA 10,000 in RWASA are transferred by Oscar Aamodt to a transferee nominated by Goldbelt, together with detailed instructions on the manner in which the form should be signed;

(2)         "Agreement" means this agreement as supplemented, varied, amended or modified from time to time;

(3)         "Anticipated Expenditure" means expenditure of the nature of office rent, house rent, electricity expense, telephone expense, water expense, security expense, salary expense, field expense, vehicle expense and stationary expense, cumulatively likely in the order of US$190,000;

(4)         "Assets" means the RWA Shares, the RWASA Shares and the RWA Debt;

(5)         "BHP – Resolute Belahouro Agreement" means the Agreement for Transfer of Belahouro Project dated 8 February 2002 between BHP Minerals International Exploration Inc., BHP Minerals Ghana Inc., BHP Holdings (International) Inc., BHP Billiton World Exploration Inc. (formerly named BHP World Exploration Inc.), Resolute and RWA (being Resolute DOC 1474);

(6)         "BHP – Resolute Belahouro Novation Agreement" means a Deed of Novation under which each party to the BHP – Resolute Belahouro Agreement agrees that as from Completion, Goldbelt assumes, and Resolute is released from, the obligations of Resolute under clause 13 of the BHP – Resolute Belahouro Agreement;

(7)         "Business Day" means a weekday on which trading banks are open for business in Perth, Western Australia;

(8)         "Common Seals Delivery Notice" means a notice detailing where Goldbelt requires any common seals of RWA and RWASA in the possession, custody or control of AGF to be delivered on or prior to Completion;

(9)         "Completion" means the occasion of payment or satisfaction of the Purchase Consideration and exchange of other items referred to in clause 8;

(10)       "Completion Venue" means the offices of Resolute at Level 4, the BGC Centre, 28 the Esplanade, Perth, Western Australia or such other place as is agreed by the Parties;

(11)       "Conditions Precedent" means each condition specified in clause 3.1;

(12)       "Effective Date" means the date on which this Agreement is executed by all Parties;

(13)       "Expiry Date" means the date being 90 days following the Effective Date;

(14)       "Financial Statements" means the financial statements of:

(a)          RWA contained in Schedule "B"; and

(b)         RWASA contained in Schedule "C";

(15)       "First Closing Date" means 15 Business Days after satisfaction of each Condition Precedent or such other date as is agreed by the Parties;

(16)       "First Tranche Goldbelt Warrant" means a warrant to purchase a Goldbelt Share during a period of two years from the date of issue of the warrant at a price equivalent to the relevant Placement Share Price;

(17)       "Goldbelt Incentive Stock Options" means:

(a)          660,000 Incentive Stock options outstanding to purchase 660,000 shares at C$0.10 per share expiring 24 October 2008; and

(b)          150,000 Incentive Stock Options outstanding to purchase 150,000 shares at CAD$0.25 per share expiring February 4, 2009.

(18)       "Goldbelt Share" means a fully paid and non-assessable share in the capital of Goldbelt;

(19)       "Goldbelt Warrant" means any:

(a)         First Tranche Goldbelt Warrants;

(b)         Second Tranche Goldbelt Warrants; and

(c)         Placement Warrants;

(20)       "Kabore – RWASA Kari Agreement" means the Sale Of Tenement Rights Agreement between RWASA and François Kabore (being Resolute DOC 1475);

(21)       "Lockwood RWASA Share Transfer Form" means a share transfer form under which 100 shares of FCFA 10,000 in RWASA are transferred by Richard Arthur Lockwood to an transferee nominated by Goldbelt, together with detailed instructions on the manner in which the form should be signed;

(22)       "Mining Information" means all processed data, metallurgical data, plans, maps, drawings, diagrams, flow sheets, records, reports and documents (in written, computer or electronically readable form) and all prospecting, exploration, geological, geophysical and technical information, drill logs, drill chips, aeromagnetic data, information, documents, records and samples relating to any Mineral Properties which are in the possession or custody of, or under the control of, the Vendors;

(23)      "Mineral Properties" means the permits described in Schedule "A";

(24)       "No of Placement Shares" in relation to a Placement means the total number of Goldbelt Shares issued pursuant to that Placement;

(25)       "Party" means a party to this Agreement;

(26)       "Placement" means a private placement for cash consideration of:

(a)         Goldbelt Shares; and

(b)        any Placement Warrants Goldbelt may at its discretion wish to issue in conjunction with the private placement;

(27)       "Placement Share" means a Goldbelt Share issued pursuant to a Placement;

(28)       "Placement Share Price" means the share price in CAD$ at which a Placement Share is issued;

(29)       "Placement Warrant" means a part or full entitlement to receive a warrant to purchase a Goldbelt Share on such terms as Goldbelt may at its discretion deem appropriate;

(30)       "Purchase Consideration" means the consideration specified in clause 4.2 of this Agreement;

(31)       "Records Delivery Notice" means a notice detailing where Goldbelt requires the corporate records and books of account of RWA and RWASA in the possession, custody or control of the Vendors to be delivered on or prior to Completion;

(32)       "Resigning Officers Notice" means a notice specifying the directors and officers of RWA and RWASA who Goldbelt requires to resign on or prior to Completion;

(33)       "RWA" means Resolute (West Africa) Limited, a Jersey company;

(34)       "RWA Debt" means the debt from time to time owing by RWA to Resolute, being as at 31 March 2004 not less than AUD$22,439,968;

(35)       "RWA Debt Deed of Assignment" mean a deed of assignment under which the benefit of the RWA Debt is transferred by Resolute to an transferee nominated by Goldbelt;

(36)       "RWA Shares" means 2,117,307 issued and outstanding shares in RWA, being the whole of the issued and outstanding shares of RWA;

(37)       "RWA Share Transfer Form" means a share transfer form under which the RWA Shares are transferred by AGF to an transferee nominated by Goldbelt, together with detailed instructions on the manner in which the form should be signed;

(38)       "RWASA" means Resolute (West Africa) Mining Company SA, a Burkina Faso company;

(39)       "RWASA Shares" means the issued and outstanding shares of RWASA;

(40)      "Schedule" means a schedule to this Agreement;

(41)       "Second Closing Date" means 31 January 2006;

(42)       "Second Tranche Goldbelt Warrant" means a warrant to purchase a Goldbelt Share during a period of two years from the date of issue of the warrant at a price equivalent to the relevant Placement Share Price multiplied by 1.3;

(43)       "TSXV" means the TSX Venture Exchange;

(44)       "Vendors" means Resolute and AGF; and

(45)       "Warrant Share" means a Goldbelt Share issued pursuant to a Goldbelt Warrant.

2.          TERMINATION OF PRIOR AGREEMENT

2.1        The agreement made among the parties dated 30 January 2004 is hereby terminated and this agreement substituted therefor.

3.         CONDITIONS PRECEDENT

3.1        If the following conditions have not been satisfied or waived by Goldbelt in writing on or before the Expiry Date:

(1)        the TSXV has approved the sale and purchase contemplated by this Agreement; and

(2)        Goldbelt's shareholders have approved the sale and purchase contemplated by this Agreement; and

(3)        every regulatory authority having jurisdiction has accepted this Agreement for filing; and

(4)        every necessary regulatory approval, exemption or consent relating to the transfer of the Assets has been issued,

then:

(5)        this agreement immediately terminates other than in respect of this clause 3; and

(6)         Goldbelt must pay to the Vendors US$100,000 within 7 days following the Expiry Date by way of bank draft or certified cheque payable at par in Perth, Western Australia

3.2        Each Party must co-operate with the other and use its reasonable endeavours to procure as soon as possible the satisfaction of each Condition Precedent.

3.3        Without limiting the generality of section 3.2:

(1)        each Party must make all necessary and appropriate applications and supply all necessary and appropriate information for the purpose of enabling each Condition Precedent to be fulfilled;

(2)         no Party may withdraw or procure the withdrawal of any application made or information supplied under section 3.3(1);

(3)         no Party may take any action that would or would be likely to prevent or hinder the fulfilment of any Condition Precedent;

(4)         each Party must supply to the other copies of all applications made and all information supplied for the purpose of enabling each Condition Precedent to be fulfilled;

(5)         each Party must keep the other parties informed of the status of any discussions or negotiations with relevant third parties regarding any Condition Precedent; and

(6)         each Party must promptly notify the other parties on becoming aware of the fulfilment of the Condition Precedent or of any Condition Precedent becoming incapable of being fulfilled.

3.4         Any Party affected by a Condition Precedent must notify each other Party when it is satisfied that the condition has been fulfilled and must supply each Party with evidence of satisfaction of the condition.

4. PURCHASE AND SALE

4.1      The Vendors hereby agree to sell to Goldbelt, and Goldbelt agrees to acquire, the Assets upon and subject to the terms and conditions set out in this Agreement.

4.2      In consideration of the Vendors agreeing to sell the Assets to Goldbelt, Goldbelt must:

(1)      on or before the First Closing Date raise at least CAD$5,000,000 by way of a Placement;

(2)      on or before the First Closing Date, pay US$1,500,000 to Resolute by way of bank draft or certified cheque payable at par in Perth, Western Australia;

(3)      on or before the Second Closing Date, raise by way of one or more Placements such funds which when aggregated with the funds raised pursuant to the Placement described in clause 4.2(1), exceed CAD$10,625,000;

(4)       issue and allot Goldbelt Shares and Goldbelt Warrants to Resolute in accordance with this Agreement; and

(5)        on or before the Second Closing Date, pay to Resolute by way of bank draft or certified cheque payable at par in Perth, Western Australia an amount equal to US$1,400,000 plus an amount equal to any expenditure incurred by the Resolute Group in relation to the Mineral Properties during the period from the Effective Date to Completion, including Anticipated Expenditure.

5.          ISSUE OF GOLDBELT SHARES AND GOLDBELT WARRANTS TO RESOLUTE

5. 1       In respect of any Placement contemplated by clause 4.2(1) or 4.2(3), if    the Placement Share Price is less than or equal to CAD$1.00 per share then Goldbelt must contemporaneously with the Placement issue to Resolute for nil consideration:

(1)       the following number of Goldbelt Shares:

No. of Goldbelt Shares	=	No of Placement Shares	x	5 10.625

(2)      the following number of First Tranche Goldbelt Warrants:

No. of First Tranche Goldbelt Warrants	=	No of Placement Shares	x	1.25 10.625

(3)        the following number of Second Tranche Goldbelt Warrants:

No. of Second Tranche Goldbelt Warrants	=	No of Placement Shares	x	1.25 10.625

(4)        such number of Placement Warrants as Resolute would otherwise have received if it had received Placement Shares equivalent in number to the Goldbelt Shares calculated in accordance with clause 5.1(1).

5.2         In respect of any Placement contemplated by clause 4.2(1) or 4.2(3), if the Placement Share Price is greater than CAD$1.00 per share then Goldbelt must contemporaneously with the Placement issue to Resolute for nil consideration:

(1)       the following number of Goldbelt Shares:

No. of Goldbelt Shares	=	CAD$1 + ((Placement Share Price - CAD$1) x 0.5) CAD$1	x	No of Placement Shares	x	5 10.625

(2)       the following number of First Tranche Goldbelt Warrants is as follows:

No. of First Tranche Goldbelt Warrants	=	CAD$1 + ((Placement Share Price - CAD$1) x 0.5) CAD$1	x	No of Placement Shares	x	1.25 10.625

(3)       the following number of Second Tranche Goldbelt Warrants is as follows:

No. of Second Tranche Goldbelt Warrants	=	CAD$1 + ((Placement Share Price - CAD$1) x 0.5) CAD$1	x	No of Placement Shares	x	1.25 10.625

(4)        such number of Placement Warrants as Resolute would otherwise have received if it had received Placement Shares equivalent in number to the Goldbelt Shares calculated in accordance with clause 5.2(1).

5.3         Resolute acknowledges and agrees that any Goldbelt Shares and Goldbelt Warrants issued to it in accordance with this Agreement will be subject to all applicable securities laws and regulations and may be legended accordingly.

5.4         If any Party falls to pay any sum payable by it under or in accordance with this Agreement, that Party must pay simple interest on that sum from the due date for payment until that sum is paid in full at the rate of 10% per annum calculated daily. The right to require payment of interest under this clause is without prejudice to any other rights the non-defaulting Party may have against the defaulting Party at law or in equity.

6.         PRIOR TO COMPLETION

6.1        As soon as practicable (and at least 15 Business Days prior to Completion), Goldbelt must deliver to the Vendors:

(1)      the RWA Share Transfer Form;

(2)      the Aamodt RWASA Share Transfer Form;

(3)      the Lockwood RWASA Share Transfer Form;

(4)      the RWA Debt Deed of Assignment;

(5)      the Resigning Officers Notice;

(6)      the Records Delivery Notice;

(7)      the Common Seals Delivery Notice;

(8)      any other document which Goldbelt reasonably requires the Vendors, RWA, RWASA or any officer or shareholder of any of them to sign and deliver to Goldbelt at Completion;

(9)        an original signed consent by each person who will be appointed as a new director, secretary or other officer RWA or RWASA from the First Closing Date, together with any other necessary relevant documents, each in a form satisfying the legal requirements of the jurisdiction in which that company is registered;

(10)      the proposed new registered office of RWA or RWASA from Completion; and

(11)      the proposed changes to the signatories of any bank account maintained by RWA or RWASA, and providing specimen signatures of new signatories.

6.2        As soon as practicable:

(1)        the Vendors must prepare and sign the BHP – Resolute Belahouro Novation Agreement;

(2)        Goldbelt must sign the BHP – Resolute Belahouro Novation Agreement; and

(3)        the Vendors and Goldbelt must use their best endeavours (including post Completion) to procure the signing of the BHP – Resolute Belahouro Novation Agreement by each other party to the BHP – Resolute Belahouro Novation Agreement.

7.         COMPLETION

7.1      Completion will occur on the First Closing Date at the Completion Venue.

8.         OBLIGATIONS AT COMPLETION

8.1       On Completion, the Vendors must deliver to Goldbelt:

(1)        the RWA Share Transfer Form duly executed by AGF;

(2)        the Aamodt RWASA Share Transfer Form duly executed by Oscar Aamodt;

(3)        the Lockwood RWASA Share Transfer Form duly executed by Richard Arthur Lockwood;

(4)        the RWA Debt Deed of Assignment duly executed by Resolute;

(5)        resignations in writing of each Resigning Officer;

(6)        any other document delivered to the Vendors in accordance with section 6.1(8);

(7)        all corporate records and books of account of RWA and RWASA in the possession, custody or control of AGF in accordance with the Records Delivery Notice;

(8)        any common seals of RWA and RWASA in the possession, custody or control of AGF in accordance with the Common Seals Delivery Notice;

(9)        share certificates representing all the outstanding shares of RWA and RWASA duly endorsed for transfer to Goldbelt;

(10)      such other documents as Goldbelt may reasonably request including satisfactory evidence of title to the property of Goldbelt;

(11)      all Mining Information; and

(12)      delivery of such other documents as Goldbelt may reasonably request.

8.2        On Completion, Goldbelt must deliver to the Vendors:

(1)        a bank draft or certified cheque payable to AGF in the amount of US$1,500,000; and

(2)        certificates representing the Goldbelt Shares and Goldbelt Warrants to which Resolute is entitled pursuant to Section 5 based on the number and price of the Placement Shares and Placement Warrants issued prior to or concurrently with Completion;

(3)         such documents as may be reasonably necessary to evidence that the Goldbelt Shares and the Goldbelt Warrants have been issued to, and are registered in the name of AGF; and

(4)         delivery of such other documents as the Vendors may reasonably request.

8.3         The obligations of the parties in respect of Completion are interdependent and all actions at Completion will be deemed to take place simultaneously.

8.4        On completion of each Placement, Goldbelt must deliver to the Vendors certificates representing the number of remaining Goldbelt Shares and Goldbelt Warrants to which Resolute is entitled in accordance with Section 5.

9.          REPRESENTATIONS AND WARRANTIES OF THE VENDORS

9.1         The Vendors warrant and represent to Goldbelt, that as at the date hereof and as at the First Closing Date:

(1)         RWA and RWASA contain sufficient funds to satisfy all employee entitlements which have accrued on or prior to 30 January 2004;

(2)         the RWA Shares and the RWASA Shares are validly issued and outstanding as fully paid and non-assessable, free and clear of all liens, charges and encumbrances and represent all of the issued and outstanding shares of the respective companies;

(3)         the Vendors have good and sufficient title, right and authority to enter into this Agreement on the terms and conditions hereof and to transfer to Goldbelt the legal and beneficial title and ownership of the Assets;

(4)         there are no options, warrants, rights or agreements outstanding with respect to the purchase, acquisition or subscription for the RWA Shares or the RWASA Shares and no outstanding securities convertible into or exchangeable for the RWA Shares or the RWASA Shares;

(5)         the performance of this Agreement will not conflict with or result in breach of any covenants or agreements contained in, or constitute a default under or result in the creation of any encumbrance pursuant to the provisions of, any agreement to which the Vendors, RWA or RWASA is a party or by which the Vendors, RWA or RWASA may be bound or to which the Vendors, RWA or RWASA may be subject or any judgment, decree, order, rule or regulation of any court or administrative body by which the Vendors, RWA or RWASA are bound or, to the knowledge of the Vendors, RWA or RWASA, any statute or regulation applicable to the Vendors, RWA or RWASA;

(6)         RWA is a company duly incorporated, validly existing and in good standing under the laws of Jersey;

(7)         RWASA is a company duly incorporated, validly existing and in good standing under the laws of Burkina Faso;

(8)         the Vendors have full capacity to enter into this agreement and all necessary corporate acts of the Vendors have been performed in order to authorize this Agreement;

(9)         RWA and RWASA have filed all necessary tax returns and reports including all reports affecting worker's compensation and have paid all taxes and other government charges;

(10)       the entering into and the performance of this Agreement and the transactions contemplated herein will not result in the violation of any of the terms and provisions of the constating documents of the Vendors, RWA or RWASA, any shareholders' or directors' resolutions, or any indenture or other agreement, written or oral, to which the Vendors, RWA or RWASA may be bound or to which the Vendors, RWA or RWASA may be subject (including, without limitation, any agreements pursuant to which RWA or RWASA holds the Mineral Properties) or any judgment, decree, order, rule or regulation of any court or administrative body by which the Vendors, RWA or RWASA are bound or to the knowledge of the Vendors, RWA or RWASA, any statute or regulation applicable to the Vendors, RWA or RWASA;

(11)       the RWA Shares and RWASA Shares are the only issued and outstanding shares of RWA and RWASA respectively and are fully paid and non-assessable;

(12)       the Financial Statements have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis and fairly and accurately represent the financial condition of RWA and RWASA respectively as at the date thereof or for the periods covered;

(13)       the corporate records of RWA and RWASA, the share certificate books, register of directors and shareholders and minute book of RWA and RWASA contain complete and accurate minutes of all meetings of the directors and shareholders of RWA and RWASA which were duly called and held since incorporation of RWA and RWASA;

(14)       except as disclosed in Schedule "A", RWA and RWASA are the legal and beneficial owner of the Mineral Properties which are in good standing, free and clear of all liens, charges and encumbrances;

(15)       any agreement relating to the acquisition of any Mineral Property by RWA or RWASA is valid and enforceable in accordance with its terms and all matters required of RWA and RWASA to be done in respect thereof have or are being done such that RWA RWASA are not in default thereunder;

(16)       except as disclosed in Schedule "A", RWA and RWASA have good title to and possession of all the assets, equipment, property and undertaking described in the Financial Statements, all free and clear of all liens, charges and encumbrances;

(17)       other than as set forth in the Financial Statements:

(a)         there are no outstanding debts or financial obligations of RWA and RWASA in excess of US$25,000 other than the RWA Debt;

(b)         there is no undisclosed material litigation, proceedings or investigations pending or threatened against RWA and RWASA; and

(c)         the Vendors do not know, nor have any grounds to know, of any basis for any material litigation, proceeding or investigation against RWA and RWASA,

which would materially affect RWA and RWASA;

(18)       neither RWA or RWASA has declared any dividends or other distribution of any kind whatsoever in respect of its outstanding share capital;

(19)       to the knowledge of the Vendors, both RWA and RWASA have compiled with any and all rules, regulations and policies and any and all regulatory authorities, agencies and commissions having jurisdiction over RWA and RWASA or to which RWA and RWASA may be subject;

(20)       RWA and RWASA have not guaranteed, nor agreed to guarantee, any debt, liability or other obligation of any person, firm or corporation;

(21)       RWA and RWASA have not paid, nor agreed to pay, any benefits under a pension, profit sharing, bonus or other similar plan;

(22)       during the period from the Effective Date until the Expiry Date, neither RWA nor RWASA has entered into any written or oral employment, service or pension agreement;

(23)       during the period from the Effective Date until the Expiry Date, neither RWA nor RWASA has entered into any agreement under which its obligations cannot be terminated without penalty to RWA or RWASA on 60 days' notice; and

(24)       the Vendors are not aware of any occurrence or event which has had, or might reasonably be expected to have, a materially adverse effect on the business of RWA or RWASA or the results of their operations since the latest date of the Financial Statements.

9.2        All representations, warranties, covenants and agreements of the Vendors herein will survive the closing of this Agreement and will continue in full force and effect for a period of one year following closing.

10.       REPRESENTATIONS AND WARRANTIES OF GOLDBELT

10.1      Goldbelt hereby warrants and represents to the Vendors that that as at the date hereof and as at the First Closing Date:

(1)         it is a company duly incorporated, validly existing and in good standing under the laws of the Yukon Territory, Canada;

(2)         Goldbelt has full corporate power and capacity to enter into this Agreement and all necessary corporate acts have been performed in order to authorize this Agreement;

(3)         the entering into and performance of this Agreement and the transactions contemplated herein will not result in the violation of any of the terms and provisions of the constating documents of Goldbelt, any shareholders' or directors' resolution, or of any indenture or other agreement written or oral, to which Goldbelt may be a party or by which Goldbelt may be bound or to which it may be subject or any judgment, decree, order, rule or regulation of any court or administrative body by which Goldbelt is bound or to the knowledge of Goldbelt, any statute or regulation applicable to Goldbelt;

(4)        there are as at the date hereof issued and outstanding a total of 10,155,137 shares of Goldbelt and there are no rights, warrants or options outstanding to purchase, acquire or subscribe for shares in the capital stock of Goldbelt or any securities convertible into or exchangeable for shares of Goldbelt, save and except the Goldbelt Incentive Stock Options;

(5)         Goldbelt is listed and its shares are trading on the TSXV, it is an "exchange issuer" as defined in the Securities Act (British Columbia), it is current in its filings with the British Columbia Securities Commission and with the Registrar of Companies for the Yukon Territory and it is not listed on the list of defaulting issuers maintained by the British Columbia Securities Commission;

(6)         the audited financial statements of Goldbelt as at June 30, 2003, have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis and fairly and accurately represent the financial condition of Goldbelt as at the date thereof or for the periods covered;

(7)         Goldbelt has not declared any dividends or other distribution of any kind whatsoever in respect of its outstanding share capital;

(8)         Goldbelt has filed all necessary federal and provincial tax returns and reports including all reports affecting worker's compensation, has paid all taxes and other government charges;

(9)         the corporate records of Goldbelt, register of directors and shareholders and minute book of Goldbelt contain complete and accurate minutes of all meetings of the directors and shareholders of Goldbelt which were duly called and held since incorporation of Goldbelt;

(10)       as at the First Closing Date, the TSXV has approved the acquisition contemplated by this Agreement;

(11)        Goldbelt's shareholders have approved the acquisition contemplated by this Agreement; and

(12)       Goldbelt is not aware of any occurrence or event which has had, or might reasonably be expected to have, a materially adverse effect on the Goldbelt's business or the results of its operations since June 30, 2003, the date of its most recent audited financial statements.

10.2      All representations, warranties, covenants and agreements of Goldbelt herein will survive the closing of this Agreement and will continue in full force and effect for a period of one year following closing.

11.       COVENANTS OF THE VENDORS

11.1      The Vendors covenant and agree with Goldbelt as follows:

(1)         forthwith after the execution of this Agreement it will take such steps and proceedings as may be reasonably required to assist Goldbelt to obtain all necessary consents and approvals from the regulatory authorities and, if required, shareholders of Goldbelt with respect to the transactions contemplated hereunder and to comply with all applicable statutes and regulations to obtain the required approvals prior to the Expiry Date; and

(2)         the Vendors will cause RWA and RWASA at all times prior to the First Closing Date to permit representatives of Goldbelt full access to its property and books and records, including contracts and agreements, minute books and share registers and to give Goldbelt and its representatives such information with respect thereto as may be reasonably required; and

(3)         the Vendors will, until the Expiry Date, cause RWA and RWASA to carry on business in the normal course and will not allow either of RWA or RWASA to enter into any material contracts without the prior written consent of Goldbelt.

12.       COVENANTS OF GOLDBELT

12.1       Goldbelt covenants as follows:

(1)         immediately following their issue, the Goldbelt Shares and the Warrant Shares will be validly issued and outstanding as fully paid and non-assessable, free and clear of all liens, charges and encumbrances, subject only to any restrictions on resale as imposed by the Securities Act (British Columbia) and such other requirements of securities laws and regulatory authorities having jurisdiction;

(2)         that it will take, at its cost, all such steps and proceedings as may be reasonably required to obtain all necessary consents or approvals from the regulatory authorities and the shareholders of Goldbelt with respect to the transactions contemplated hereunder and will comply with all applicable statutes and regulations to obtain the required approvals prior to completion of the purchase and sale;

(3)         that it will maintain its current operations and enter into no contracts other than in the normal course of its business without the prior written consent of the Vendors;

(4)         that until completion of the purchase and sale, it will not, without the prior written consent of the Vendors, issue any shares of Goldbelt or securities convertible, exercisable or exchangeable for shares of Goldbelt other than pursuant to warrants and options outstanding on the date of this Agreement and other than the grant of incentive stock options to directors, officers and employees of Goldbelt not to exceed 10% of the outstanding share capital of Goldbelt from time to time and other than by any Placement contemplated by clause 4.2(1) or 4.2(3); and

(5)         that prior to the First Closing Date, Goldbelt will honour the obligations of RWA to its employees in Burkina Faso and upon Completion, Goldbelt will ensure that RWA will meet its obligations under the instruments under which RWA and RWASA hold the Mineral Properties and the outstanding contracts and agreements to which RWA and RWASA are a party.

13.        INDEMNITY

13.1      The Vendors will indemnify Goldbelt for a period of two years against any loss or damage sustained by Goldbelt, directly or indirectly, by reason of a breach of any of the warranties or representations set forth in section 9.1. The Vendors acknowledge that Goldbelt has entered into this Agreement relying on these warranties and representations.

13.2       Goldbelt will indemnify the Vendors for a period of two years against any loss or damage sustained by the Vendors, directly or indirectly, by reason of a breach of any of the warranties or representations set forth in section 10.1. Goldbelt acknowledges that the Vendors have entered into this Agreement relying on these warranties and representations.

14.        ASSUMPTION OF BHP ROYALTY OBLIGATION

14.1       With effect from the First Closing Date, Goldbelt assumes the liabilities and obligations of Resolute under clause 13 of the BHP – Resolute Belahouro Agreement.

14.2       Goldbelt hereby indemnifies Resolute, and agrees at all times to keep Resolute indemnified from and against all costs, expenses, claims, demands and liabilities which Resolute may suffer in respect of, or in connection with:

(1)        any failure of Goldbelt to satisfy its obligations under clause 14.1; or

(2)        any obligation of Resolute under clause 13 of the BHP – Resolute Belahouro Agreement which arises after the First Closing Date.

15.        STATEMENT OF STRATEGIC ALLIANCE

15.1      Without forming any binding obligation, Resolute undertakes to refer to Goldbelt, or otherwise inform Goldbelt of, any gold exploitation opportunities within West Africa of which Resolute may become aware and which Resolute:

(1)          believes may be interesting to Goldbelt; and

(2)          is not otherwise prohibited from disclosing to Goldbelt, for example, by way of obligations as to confidentiality.

16.         FURTHER ASSURANCES

16.1       The parties hereto agree to execute such further and other assurances and/or documents as may be necessary to complete the true intent and meaning of this Agreement.

17.        NOTICE

17.1       All notices, requests, demands and other communications required or permitted hereunder, or desired to be given with respect to rights or interests herein, will be in writing and must be delivered or sent by telecopier to the parties at their respective addresses as set out on the first page hereof. Any such notice will be deemed to have been given if given by personal delivery, when delivered and if successfully telecopied, when telecopied.

18.        ASSIGNMENT

18.1      Goldbelt may only assign its rights hereunder to a wholly owned subsidiary provided that Goldbelt shall not, in such circumstances be relieved from any of its obligations hereunder.

19.        GOVERNING LAW

19.1       This Agreement will be construed and enforced in accordance with the laws of the Province of British Columbia.

20.        ENTIRE AGREEMENT

20.1       This Agreement contains the entire agreement by and between the Vendors and Goldbelt and no oral agreement, promise, statement or representation which is not contained herein will be binding on the Vendors or Goldbelt. No amendment or modification of this Agreement will become effective unless and until the same will have been reduced in writing and duly signed, executed and sealed by the Vendors and Goldbelt.

20.2      This Agreement supersedes all previous agreements, written or oral, in respect of the subject matter hereof including without limitation the agreement made among the parties dated January 30, 2004.

21.        COUNTERPARTS

21.1       This Agreement and any certificate or other writing delivered in connection herewith may be executed in any number of counterparts and any Party hereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this agreement or such other writing as the case may be, taken together will be deemed to be one and the same instrument. The execution of this Agreement or any other writing by any Party hereto will not become effective until all counterparts hereof have been executed by all the parties hereto.

22.        HEADINGS

22.1       The headings are for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

23.        TIME

23.1       Time will be of the essence of this Agreement.

24.        ENUREMENT

24.1       This Agreement will enure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors and assigns.

SCHEDULE "A"

Mineral Properties

1.           BELAHOURO PERMIT

Number	Arrêté No 2001-118 (Renewal Of Belahouro Licence - 2001)
Arrêté No 2003-081 (Transfer Of Belahouro Licence To RWA)
Arrêté No 2003-091 (Correction Of Term Of Belahouro Licence)
Arrêté No 2004-157 (Extension Of Term Of Belahouro Licence)
Holder	RWA
Grant Date	3 October 1994
Expiry Date	3 April 2006
Size	1,187 sqkm
RWA parts %	100
Commodity	Gold
Comments	Arrêté No 2003-081 does not record the correct co-ordinates of the Permit. The correct co-ordinates are shown in Arrêté No
2001-118 and are further shown below. RWA should make
application for the issue of a further Arrêté correcting the co-ordinates set out in Arrêté No 2003-081
Subject to BHP – Resolute Belahouro Agreement
Co-ordinates

	Clarke 1880	WGS 84 zone 30	Clarke 1880	WGS 84 zone 30
Coin	Latitude North	Northing	Longitude West	Easting
A	14°30'07"	1 604 000	1°23'43"	673 000
B	14°30'07"	1 604 000	1°06'23"	704 000
C	14°25'00"	1 595 000	1°06'23"	704 000
D	14°25'00"	1 595 000	0°55'00"	725 000
E	14°17'20"	1 580 000	0°55'00"	725 000
F	14°17'20"	1 580 000	1°29'00"	664 000
G	14°22'36"	1 590 000	1°29'00"	664 000
H	14°22'36"	1 590 000	1°28'10"	665 000
I	14°28'16"	1 601 000	1°28'10"	665 000
J	14°28'16"	1 601 000	1°23'45"	673 000

2.          KARBA PERMIT

Number	Arrêté No 2003-083
Holder	RWA
Grant Date	17 November 2003
Expiry Date	16 November 2006
Size	246.5 sqkm
RWA parts %	100
Commodity	Gold
Comments	Nil
Co-ordinates

	Clarke 1880	WGS 84 zone 30	Clarke 1880	WGS 84 zone 30
Coin	Latitude North	Northing	Longitude West	Easting
A		1 284 592		432 994
B		1 284 638		447 139
C		1 271 602		447 226
D		1 271 568		440 457
E		1 265 422		433 241
F		1 271 395		427 318
G		1 274 991		427 328
H		1 275 020		433 038

3.          KARI PERMIT

Number	Arrêté No 2000-024
Holder	Francois Kabore
Grant Date	29 December 1995
Expiry Date	29 December 2002
Size	486.8 sqkm
RWA parts %	100
Commodity	Gold
Comments	Acquisition subject to Kabore - RWASA Kari Agreement

Co-ordinates

	Clarke 1880	WGS 84 zone 30	Clarke 1880	WGS 84 zone 30
Coin	Latitude North	Northing	Longitude West	Easting
A	11 °30'00"		03°40'00"
B	11°18'00"		03°40'00"
C	11°18'00"		03°26'47"
D	11°30'00"		03°26'47"
E	11°30'00"		03°33'00"
F	11°26'29"		03°36'34"
G	11°30'00"		03°26'33"
H	11°24'59"		03°28'00"
I	11 °23'04"		03°26'44"

Consolidated Financial Statements

RESOLUTE (WEST AFRICA) LIMITED
March 31, 2004 and 2003 (unaudited)
June 30, 2003 (audited)
June 30, 2002 and 2003 (unaudited)

All amounts are stated in Australian dollars

RESOLUTE (WEST AFRICA) LIMITED	2

CONTENTS
Auditors' Report	3
Consolidated Balance Sheets	4
Consolidated Statements of Loss & Deficit	5
Consolidated Statements of Cash Flows	6
Notes to Consolidated Financial Statements	7

RESOLUTE (WEST AFRICA) LIMITED	3

AUDITORS' REPORT

To the Shareholders of Resolute (West Africa) Limited

We have audited the balance sheet of Resolute (West Africa) Limited as at June 30, 2003 and the statements of loss and deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 2003 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

[Signed]	[Signed]

Perth, Australia	Ernst & Young

21 September 2004	Chartered Accountants

RESOLUTE (WEST AFRICA) LIMITED	4

CONSOLIDATED BALANCE SHEETS

As at	March 31,		June 30,
	2004	2003	2002
	$	$	$
	(audited)		(unaudited)
ASSETS
Current
Cash and cash equivalents	92,027	28,115	93,920
Accounts receivable	12,288	15,903	162,313
Total current assets	104,315	44,018	256,233
Fixed assets, net	36,550	35,525	681,770
Mining properties (Note 3)	6,155,620	5,432,054	4,021,750
	6,296,485	5,511,597	4,959,753
LIABILITIES & SHAREHOLDERS' DEFICIENCY
Current
Accounts payable and accrued charges	139,061	95,706	-
Total current liabilities	139,061	95,706	-
Due to related party (Note 6)	22,439,968	21,674,102	20,763,725

Shareholders' deficiency
Issued capital (None 5)	2,780,002	2,780,002	2,780,002
Foreign currency translation reserve	-	-	133,945
Deficit	(19,062,546)	(19,038,213)	(18,717,919)
Total shareholders' deficiency	(16,282,544)	(16,258,211)	(15,803,972)
	6,296,485	5,511,597	4,959,753

See accompanying notes to the consolidated financial statements

On behalf of the Board:

[Signed]	[Signed]
Director	Director

RESOLUTE (WEST AFRICA) LIMITED	5

CONSOLIDATED STATEMENTS OF LOSS & DEFICIT

	For the 9 month period
	ended March 31,		For the year ended June 30
	2004	2003	2003	2002	2001
	$	$	$	$	$
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
REVENUE
Gain on sale of fixed assets	-	2,592	118,633	3,882	-
Other income	-	21,254	21,254	-	5,989
	-	23,846	139,887	3,882	5,989
EXPENSES
Foreign currency gain	24,333	-	-	-	-
Loss on sale of fixed assets	-	-	-	-	42,422
Write down of investments	-	-	-	25,062	-
Write off of exploration
expenditure	-	403,970	460,181	19,364,912	-
	24,333	403,920	460,181	19,389,974	42,422
Net loss for the period	(24,333)	(380,074)	(320,294)	(19,386,092)	(36,433)
(Deficit)/surplus, beginning of
period	(19,038,213)	(18,717,919)	(18,717,919)	668,173	704,606
(Deficit)/surplus, end of period	(19,062,546)	(19,097,993)	(19,038,213)	(18,717,919)	668,173

Net loss per common share	($0.01)	($0.18)	($0.15)	($9.16)	($0.02)

See accompanying notes to the consolidated financial statements

RESOLUTE (WEST AFRICA) LIMITED	6

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the 9 month period
	ended March 31,		For the years ended June 30,
	2004	2003	2003	2002	2001
	$	$	$	$	$
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
OPERATING ACTIVITIES
Not loss for the period	(24,333)	(380,074)	(320,294)	(19,386,092)	(36,433)
Add (deduct) items not affecting
cash
Exploration written off	-	403,920	460,181	19,364,912	-
Profit on sale of property,
plant and equipment	-	(2,592)	(118,633)	(3,882)	42,422
Other	24,333	-	-	25,062	-
Cash from operating activities	-	21,254	31,254	-	5,989
INVESTING ACTIVITIES
Proceeds on sale of property,
plant and equipment	-	2,592	118,633	3,882	-
Additions to mining properties	(709,602)	(651,120)	(1,100,574)	(1,292,230)	(2,151,700)
Purchase of property, plant and
equipment	(1,025)	(5,639)	(6,822)	-	(461)
Cash used in investing activities	(710,627)	(654,167)	(988,763)	(1,288,348)	(2,152,161)
FINANCING ACTIVITIES
Increase in loan due to related
party	774,539	668,242	901,704	966,341	2,017,005
Cash from financing activities	774,539	668,242	901,704	966,341	2,017,005
Net increase/(decrease) in cash
during the period	63,912	35,329	(65,805)	(322,007)	(129,167)
Cash and cash equivalents,
beginning of period	28,115	93,920	93,920	415,927	545,094
Cash and cash equivalents, end of
period	92,027	129,249	28,115	93,920	415,927

See accompanying notes to the consolidated financial statements

RESOLUTE (WEST AFRICA) LIMITED	7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[Amounts as at March 31, 2004 and June 30, 2002 and 2001 and the nine-month periods ended March 31 2004 and 2003 and the years ended June 30, 2002 and 2001 are unaudited]

1. Nature of Operations & Basis of Presentation

Nature of Operations

Resolute (West Africa) Limited (the "Company") is registered in Jersey, Channel Islands. The Company is engaged in the evaluation, acquisition and exploration of gold properties in Burkina Faso, Africa, with the intent of developing and placing the properties into production, if commercially feasible. The Company is a development stage enterprise and currently has no significant revenue from operations. The success of the Company's exploration and development of mineral deposits in Africa is influenced by significant financial risks, legal and political risks, commodity prices and the ability of the Company to discover economically recoverable reserves and to bring such reserves into future profitable production.

Basis of Presentation

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realisation of assets and the satisfaction of liabilities in the normal course of business. The Company's ability to continue to meet its obligations and carry out its planned exploration activities is uncertain and is dependent upon the continued financial support of its shareholders and the ability to enter into joint venture agreements on some of its properties. The accompanying financial statements do not reflect any adjustments that may be required should the going concern assumption prove to be incorrect.

2. Summary of Significant Accounting Policies

The Company is an exploration company with no current revenue-producing properties. The financial statements of the Company have, in management's opinion, been prepared within the reasonable limits of materiality and in accordance with Canadian generally accepted accounting principles. Significant accounting policies are summarised below:

Basis of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Resolute (West Africa) Mining Company SA.

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from those estimates.

Mining properties and deferred exploration expenditures

Exploration expenditures related to mining properties are deferred if it is probable that these costs will be recovered from future operations; otherwise they are recorded as an expense in the period in which they are incurred. Acquisition costs for mining properties are deferred until it is determined that these costs will not be recovered from future operations, at which point these costs are written off to operations. Acquisition costs for mining properties and deferred exploration expenditures are depleted on a unit-of-production basis commencing at the onset of commercial production for the related property.

RESOLUTE (WEST AFRICA) LIMITED	8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[Amounts as at March 31, 2004 and June 30, 2002 and 2001 and the nine-month periods ended March 31 2004 and 2003 and the years ended June 30, 2002 and 2001 are unaudited]

2. Summary of Significant Accounting Policies (cont'd)

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and short-term investments with original maturities of less than three months.

Fixed assets

Fixed assets are carried at written down cost. The book value of tangible assets is depreciated over the useful economic lives of the specific assets concerned or the life of the mine or lease, if shorter.

Net loss per common share

Net loss per common share has been calculated using the weighted average number of common shares outstanding during the period 2,117,307 (Prior Periods: 2,117,307). Diluted net loss per common share has not been presented as the effect would be anti-dilutive.

Income taxes

Income taxes are provided for in accordance with the liability method. Under the liability method of accounting for income taxes, future tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse.

3. Mining Properties

Mining properties consist of the following:

As at	March 31,		June 30,
	2004	2003	2002
	$	$	$
	(unaudited)		(unaudited)

Belahouro	5,971,849	5,256,651	3,667,617
Other Burkina Faso properties	183,771	175,403	354,133
Total	6,155,620	5,432,054	4,021,750

The Belahouro property is located approximately 250 kilometres northwest of the capital of Burkina Faso, Ouagadougou, Resolute Limited (parent entity) increased its ownership of the Company to 100% during the year ended 30 June 2002 through an agreement with BHP Minerals to convert its 40% equity interest to a 2.5% royalty on future production. As part of the purchase accounting a write down of the value of mining properties of $19.4 million was made during the period.

4. Income Taxes

The Company is classified as an Exploration Company under the Burkina Faso tax regime. Whilst the Company retains this classification, an income tax return is not required to be submitted, as all expenditure is capital in nature.

RESOLUTE (WEST AFRICA) LIMITED	9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[Amounts as at March 31, 2004 and June 30, 2002 and 2001 and the nine-month periods ended March 31 2004 and 2003 and the years ended June 30, 2002 and 2001 are unaudited]

5. Issued Capital

The Company has on issue 2,117,307 common shares without par value. A summary of common share transactions is as follows:

		2003			2002
	Shares		Amount	Shares		Amount
	#		$	#		$
Balance, beginning and end of year	2,117,307		2,780,002	2,117,307		2,780,002

6. Related Party Transaction

The Company's operations are financed via its parent company Resolute Limited. The due to related parties loans generated are non-interest bearing and repayable on demand. As at June 30, 2003, $21,674,102 was due to Resolute Limited.

During the year, $711,536 was paid to Resolute Amansie Limited as reimbursement for exploration services provided by Resolute Amansie Limited on the Company's mining properties. Of this amount, $101,324 was payable at June 30, 2003.

7. Financial Instruments

The carrying amounts of cash and cash equivalents, receivables and accounts payable and accrued liabilities approximate fair value due to their short-term nature. The fair value of amounts due to related parties cannot be reasonably estimated due to uncertainty as to timing and method of repayment.

8. Significant Event

On January 30, 2004, Goldbelt Resources Ltd ("Goldbelt") entered into an arm's length agreement with Resolute Mining Limited of Perth Australia ("Resolute"), an Australian Stock Exchange listed company, to acquire Resolute's indirect 100% interest in Resolute (West Africa) Limited ("RWA") for cash ($US 1.5 million) and securities of Goldbelt (warrants to the value of CAD $5 million).

SCHEDULE "C"
Financial Statements of Resolute (West
Africa) Mining Company SA

SCHEDULE "C"

Balance Sheet of Resolute (West Africa) Mining Company SA as at 31 December 2003
A$'000
Non Current Assets
Exploration expenditure (Written down value)	42

Total Assets	42

Non Current Liabilities
Loan from Resolute (West Africa) Limited	42

Total Liabilities	42

Net Assets/(Liabilities)	0

Shareholders Equity
Issued capital	0

Total Shareholders Equity	0

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

THE CORPORATE SEAL OF		)
ASSOCIATED GOLD FIELDS N.L.		)
was hereunto affixed in the presence of:		)
)
		)	[Seal]
[Signed]		)
)
)
[Signed]		)

THE CORPORATE SEAL OF		)
RESOLUTE LIMITED		)
was hereunto affixed in the presence of:		)
)
		)	[Seal]
[Signed]		)
)
)
[Signed]		)

SIGNED BY	)
PAUL G NAUGHTON	)
pursuant to the authority of	)
the Board of Directors of
GOLDBELT RESOURCES LTD		[Signed]
in the presence of:		Paul G Naughton

[Signed]
Signature of Witness

KENNETH JOHN GREEN
103 Gutteridge Rd, Banjup, WA
Barrister, Solicitor and Commissioner
For Affidavits of the Supreme Court
of Western Australia
Name of Witness

GOLDBELT RESOURCES LTD.

CERTIFIED COPY OF DIRECTORS' RESOLUTION

AGREEMENT WITH RESOLUTE

UPON MOTION duly made and seconded IT WAS RESOLVED that Paul G. Naughton be authorized to negotiate the final terms of the amended and restated agreement with Resolute Limited for the acquisition of Resolute West Africa Ltd. and that he be duly authorized for and on behalf of the Company to sign the amended and restated agreement

I the undersigned secretary of Goldbelt Resources Ltd. hereby certify the foregoing to be a true copy of a resolution of the directors of Goldbelt Resources Ltd. passed at a meeting of the directors held November 17, 2004.

Dated at Vancouver, B.C. this 17th day of November, 2004

        [Signed]
Brian C. Irwin, Secretary